EXHIBIT 10.1
September 18, 2007
Mr. Robert Canny
29 Fairlawn Drive
Wallingford, CT 06492
Re: Separation Agreement
Dear Bob:
     As we discussed, your employment with Belden Inc. (the “Company”) and all subsidiaries will terminate effective on the close of business, September 18, 2007 (the “Separation Date”). This letter confirms all of your entitlements arising out of your employment with and separation from the Company pursuant to your Executive Employment Agreement of July 16, 2006. You will receive:

1.	A severance payment equal to one times the sum of your current annual base salary and your 2007 target bonus.	$486,200

2.	A pro-rata bonus for 2007 based on a financial factor of 1.31 and a personal performance factor of 1.0.	$187,535

3.	Additional consideration for six-month extension of non-compete covenant.	$275,000

4.
Subject to your continued co-payment of premiums, continued participation for twelve (12) months in the Company’s medical benefits plan which covers you and your eligible dependents upon the same terms and conditions (except for the requirement of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or more favorable medical benefits, continuation of such coverage by the Company will end. These health benefits will reduce the period of coverage (and count against your right to healthcare continuation benefits under COBRA) by twelve (12) months.

The total of items 1, 2 and 3 is $948,735. To comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code, $528,735 of this amount will be paid in a lump sum upon your signing this agreement and the remainder of $420,000 will be paid in equal payroll installments over a period of twelve (12) months.

Mr. Robert Canny
September 18, 2007

     You are entitled to your accrued and unpaid salary through the Separation Date. You also are entitled to all accrued, vested and unpaid benefits under all retirement, pension, and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under section 1, 2, or 3 above.
     You are vested in the first two tranches of your March 30, 2005 options and the first tranche of your February 26, 2006 SARs. You may exercise these awards until the earlier of the expiration date set forth in the applicable award or until ninety days following the Separation Date. The grant date and price of all such awards are noted below:

Grant Date	Options/SARs	Grant Price
March 30, 2005	6,334 Options	$22.6650
February 22, 2006	1,767 SARs	$25.8050
     All other unvested stock options, RSUs, SARS, PSUs and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such unvested equity awards shall not be exercisable, as of the Separation Date.
     The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.
     You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks, and disk drives, and mobile communication devices).
     Payment of the amounts and benefits set forth above will begin on the effective date of the General Release of All Claims that accompany this letter or, in the case of Company employee plan benefits, such later date as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from all offices of the Company and all subsidiaries held by you, pursuant to the attached letter.
     We ask that you sign this letter below confirming our understanding above.

Mr. Robert Canny
September 18, 2007

     This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

BELDEN INC.

/s/ Robert Canny	By:	/s/ Kevin Bloomfield
Robert Canny		Name: Kevin Bloomfield Title: VP, Secretary & General Counsel